EXHIBIT (C)(1)

                                                                CONFORMED COPY



                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                AUGUST 9, 1998

                                     among

                           MOLECULAR DYNAMICS, INC.,

                        AMERSHAM PHARMACIA BIOTECH INC.

                                      and

                             APB ACQUISITION CORP.



                               TABLE OF CONTENTS

                                                                          Page
                                                                          ____
                                 ARTICLE 1
                                 The Offer

         Section 1.1.  The Offer...........................................  1
         Section 1.2.  Company Action......................................  2
         Section 1.3.  Directors...........................................  3


                                 ARTICLE 2
                                The Merger

         Section 2.1.  The Merger..........................................  4
         Section 2.2.  Conversion of Shares................................  5
         Section 2.3.  Surrender and Payment...............................  5
         Section 2.4.  Dissenting Shares...................................  6
         Section 2.5.  Stock Options.......................................  7
         Section 2.6.  Employee Stock Purchase Plan........................  7


                                 ARTICLE 3
                         The Surviving Corporation

         Section 3.1.  Certificate of Incorporation........................  8
         Section 3.2.  Bylaws..............................................  8
         Section 3.3.  Directors and Officers..............................  8


                                 ARTICLE 4
               Representations and Warranties of the Company

         Section 4.1.  Corporate Existence and Power.......................  8
         Section 4.2.  Corporate Authorization.............................  9
         Section 4.3.  Governmental Authorization..........................  9
         Section 4.4.  Non-Contravention...................................  9
         Section 4.5.  Capitalization...................................... 10
         Section 4.6.  Subsidiaries........................................ 10
         Section 4.7.  SEC Filings......................................... 11
         Section 4.8.  Financial Statements................................ 11
         Section 4.9.  Disclosure Documents................................ 12
         Section 4.10.  Absence of Certain Changes......................... 12
         Section 4.11.  No Undisclosed Material Liabilities................ 14
         Section 4.12.  Litigation......................................... 15
         Section 4.13.  Taxes.............................................. 15
         Section 4.14.  ERISA.............................................. 15
         Section 4.15.  Compliance with Laws............................... 17
         Section 4.16.  Finders' Fees...................................... 17
         Section 4.17.  Patents and Other Proprietary Rights............... 17
         Section 4.18.  Environmental Matters.............................. 19
         Section 4.19.  Approvals; Antitakeover Provisions................. 20
         Section 4.20.  Rights Plan........................................ 20


                                 ARTICLE 5
                  Representations and Warranties of Buyer

         Section 5.1.  Corporate Existence and Power....................... 21
         Section 5.2.  Corporate Authorization............................. 21
         Section 5.3.  Governmental Authorization.......................... 21
         Section 5.4.  Non-contravention................................... 21
         Section 5.5.  Disclosure Documents................................ 22
         Section 5.6.  Finders' Fees....................................... 22
         Section 5.7.  Available Funds..................................... 22


                                 ARTICLE 6
                         Covenants of the Company

         Section 6.1.  Conduct of the Company.............................. 23
         Section 6.2.  Stockholder Meeting; Proxy Material................. 25
         Section 6.3.  Access to Information............................... 25
         Section 6.4.  Other Offers........................................ 26
         Section 6.5.  Notices of Certain Events........................... 28
         Section 6.6.  Redemption of Rights Plan........................... 28
         Section 6.7.  Waiver of Standstill Agreement...................... 28


                                 ARTICLE 7
                            Covenants of Buyer

         Section 7.1.  Obligations of Merger Subsidiary.................... 29
         Section 7.2.  Voting of Shares.................................... 29
         Section 7.3.  Director and Officer Liability...................... 29
         Section 7.4.  Employee Benefits................................... 29


                                 ARTICLE 8
                    Covenants of Buyer and the Company

         Section 8.1.  Best Efforts........................................ 30
         Section 8.2.  Certain Filings..................................... 30
         Section 8.3.  Public Announcements................................ 30
         Section 8.4.  Further Assurances.................................. 30
         Section 8.5.  Company Stock Option................................ 31


                                 ARTICLE 9
                         Conditions to the Merger

         Section 9.1.  Conditions to the Obligations of Each Party......... 34


                                ARTICLE 10
                                Termination

         Section 10.1.  Termination........................................ 35
         Section 10.2.  Effect of Termination.............................. 36


                                ARTICLE 11
                               Miscellaneous

         Section 11.1.  Notices............................................ 36
         Section 11.2.  Survival of Representations and Warranties......... 37
         Section 11.3.  Amendments; No Waivers............................. 37
         Section 11.4.  Fees and Expenses.................................. 38
         Section 11.5.  Successors and Assigns............................. 39
         Section 11.6.  Governing Law...................................... 40
         Section 11.7.  Counterparts; Effectiveness........................ 40
         Section 11.8.  Entire Agreement................................... 40
         Section 11.9.  Severability....................................... 40
         Section 11.10.  Definitions....................................... 40

         ANNEX I        Conditions to the Offer
         EXHIBIT A      Terms of Employee Retention Plans


                                 AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER dated as of August 9, 1998 among Molecular Dynamics, Inc., a Delaware corporation (the "Company"), Amersham Pharmacia Biotech Inc., a Delaware corporation ("Buyer") and APB Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary").

               WHEREAS, each of the Boards of Directors of Buyer, Merger Subsidiary and the Company has approved and deems it advisable and in the best interests of their respective stockholders to consummate the acquisition by Buyer of the Company on the terms and subject to the conditions set forth herein;

               WHEREAS, in order to induce Buyer and Merger Subsidiary to enter into this Agreement, the Company will grant to Buyer an option to purchase Shares (as defined below) on the terms and subject to the conditions set forth herein;

               WHEREAS, concurrently with the execution of the Agreement, in order to induce Buyer and Merger Subsidiary to enter into this Agreement, certain stockholders of the Company have entered into the Stockholder Agreement, dated as of the date hereof, among Buyer, Merger Subsidiary and such stockholders, pursuant to which such stockholders have agreed to tender the Shares owned by such stockholders, on the terms and subject to the condition set forth therein;

               NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE 1
                                   The Offer

               Section 1.1. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase all of the outstanding shares (the "Shares") of common stock, $0.01 par value per share, of the Company (the "Common Stock") and the associated rights to purchase Shares (the "Rights") issued pursuant to the Rights Agreement between the Company and Harris Trust and Savings Bank, as Rights Agent, dated as of November 23,
1994 (the "Rights Agreement") at a price of $20.50 per Share (and associated Right), net to the seller in cash. The Offer shall be subject to the condition that a number of Shares which, together with the Shares then owned by Buyer, represents at least a majority of the Shares outstanding on a fully diluted basis shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Without the consent of the Company, Merger Subsidiary shall not (i) change the form of consideration to be paid, (ii) decrease the price per Share, (iii) decrease the number of Shares sought in the Offer, (iv) waive the Minimum Condition, (v) impose conditions to the Offer in addition to those set forth in Annex I or (vi) otherwise amend the terms and conditions of the Offer in a manner adverse to the stockholders of the Company. Notwithstanding the foregoing, Merger Subsidiary may, without the consent of the Company, (i) extend the Offer, if at any scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied and waived, (ii) extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law and (iii) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares.

               Buyer and Merger Subsidiary further agree that in the event of the failure of one or more of the conditions to the Offer to be satisfied or waived on any date on which the Offer would otherwise have expired, Merger Subsidiary shall, if such condition could reasonably be expected to be satisfied, extend the Offer for a reasonable period time, provided that Merger Subsidiary shall not be required to extend the Offer beyond October 31, 1998. The initial expiration date of the Offer shall be 20 business days following the commencement of the Offer. On the terms of the Offer and subject to the foregoing, Merger Subsidiary shall pay for all Shares in accordance with applicable law.

               (b) As soon as practicable on the date of commencement of the Offer, Buyer and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Merger Subsidiary agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 (and any amendments thereto) prior to its being filed with the SEC.

               Section 1.2. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.1), are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full any applicable requirements of the General Corporation Law of the State of Delaware ("Delaware Law"), and (iii) unanimously resolved, except as may be required, in response to an unsolicited bona fide written Acquisition Proposal (as defined in Section 6.4), in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Venture Law Group, A Professional Corporation ("Company Counsel"), to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Vector Securities International, Inc. has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares (other than Buyer and Merger Subsidiary) from a financial point of view. The Company has been advised that all of its directors and executive officers intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger. The Company will promptly furnish Buyer with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer.
Buyer will return such materials promptly if the Offer is not consummated.

               (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Buyer each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

               Section 1.3. Directors. (a) Effective upon the acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) multiplied by (ii) the percentage that the number of Shares beneficially owned by Buyer (including Shares accepted for payment) bears to the total number of Shares outstanding; and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (i) each committee of the Board and (ii) each board of directors (and committee thereof) of each Subsidiary (as defined in Section 4.6). Notwithstanding the foregoing, the Company shall use its best efforts to cause at least three members of the Company's Board of Directors as of the date hereof who are not employees of the Company (the "Continuing Directors") to remain members of the Board of Directors until the Effective Time (as defined in Section 2.1(b)), and Buyer consents thereto. For purposes of Articles 9 and 10 and Sections 2.1, 6.2 and 11.3, no action taken by the Board of Directors of the Company after the consummation of the Offer and prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the Continuing Directors. Notwithstanding any provisions of this Agreement to the contrary, if, following the expiration of the Offer, Merger Subsidiary shall own 90% or more the Shares, at the request of Buyer, the Board of Directors of the Company shall take all actions necessary to effect the Merger pursuant to Section 253 of the Delaware Law.

               (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 4.3) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.


                                   ARTICLE 2
                                  The Merger

               Section 2.1. The Merger. (a) At the Effective Time (as defined below), Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

               (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger ("Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Delaware (the
"Effective Time").

               (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

               Section 2.2.  Conversion of Shares.  At the Effective Time:

               (a) each Share held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

               (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

               (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(a) or as provided in Section 2.4 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $20.50 in cash, without interest (the "Merger Consideration").

               Section 2.3. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, in such amounts as may be needed from time to time, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

               (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. From and after the Effective Time, all Shares which have been so converted shall no longer be outstanding and shall automatically be canceled and retired, and each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

               (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

               (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this
Article 2.

               (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

               (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

               Section 2.4. Dissenting Shares. Notwithstanding Section 2.2, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for the payment of fair value for Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

               Section 2.5. Stock Options. (a) At the Effective Time, (i) each option to purchase shares of Common Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (except for the Molecular Dynamics, Inc. 1993 Employee Stock Purchase Plan (the "Company Stock Purchase Plan")) that is vested and exercisable (other than any option that becomes vested and exercisable by its terms as a result of the transactions contemplated hereby) shall be canceled, and the Company shall pay each such holder in cash at the Effective Time for each such option an amount determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such option by (B) the number of shares to which such option relates; and (ii) each option to purchase shares of Common Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (except for the Company Stock Purchase Plan) that is unvested or unexercisable at the Effective Time (each, an "Unvested Option") shall be canceled, and Buyer shall replace each such Unvested Option with an award (a "Replacement Award") with a total value determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Unvested Option by (B) the number of shares to which such Unvested Option relates. The total value of the Replacement Award shall be payable in cash to the optionee in five installments, with the first such installment (constituting 25% of the Replacement Award) payable at the Effective Time and thereafter, the remaining portion of the Replacement Award shall be paid in four equal installments on the last business day of the third, sixth, ninth and twelfth month following the Effective Time (provided that the optionee shall only be entitled to such quarterly payment for any quarter during which such optionee is employed by the Company or its successor as of such quarterly payment date). Each Replacement Award shall represent an unfunded, unsecured obligation of the Company or its successor.

               (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company's stock option or compensation plans or arrangements) that are necessary to give effect to the transactions contemplated by Sections 2.5(a).

               Section 2.6. Employee Stock Purchase Plan. (a) As of the Effective Time, the Company Stock Purchase Plan shall be terminated. Buyer shall pay each participant in any then current offering under such Plan that commences after the date hereof in cash at or promptly after the Effective Time, in cancellation of all rights under such Plan, the amount of such participant's account balance under the Plan.

               (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Stock Purchase Plan) that are necessary to give effect to the transactions contemplated by Section 2.6(a).


                                   ARTICLE 3
                           The Surviving Corporation

               Section 3.1. Certificate of Incorporation. (a) The Certificate of Incorporation of the Surviving Corporation shall be amended pursuant to the Certificate of Merger to read in its entirety as set forth in the Certificate of Incorporation of Merger Subsidiary, except that the name of the Surviving Corporation shall be Molecular Dynamics, Inc.

               (b) The Surviving Corporation shall initially be authorized to issue up to 1,000 shares of its common stock, par value $.01 per share.

               Section 3.2. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

               Section 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE 4
                 Representations and Warranties of the Company

               The Company represents and warrants to Buyer that, except as set forth on the disclosure schedule of the Company which accompanies this
Agreement:

               Section 4.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the financial condition, business, assets or results of operations of the Company and the Subsidiaries taken as a whole (a "Material Adverse Effect"). The Company has heretofore delivered to Buyer true and complete copies of the Company's Certificate of Incorporation and bylaws as currently in effect.

               Section 4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except as set forth in the following sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the Shares approving this Agreement, if necessary, is the only vote of the holders of the Company's capital stock necessary to approve the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company.

               Section 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority by the Company or its subsidiaries other than (a) the filing of a Certificate of Merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); and (c) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act").

               Section 4.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Certificate of Incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, intellectual property rights franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

               Section 4.5. Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.01 par value per share and 1,000,000 shares of Preferred Stock. As of July 5, 1998, there were outstanding 10,278,300 shares of Common Stock, no shares of Preferred Stock, and stock options to purchase an aggregate of 2,211,991 shares of Common Stock (of which options to purchase an aggregate of 1,392,914 shares of Common Stock were vested). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Common Stock issuable upon exercise of outstanding stock options have been duly authorized and will have been validly issued and will be fully paid and nonassessable. Except as set forth in this Section, the Rights and except for changes since July 5, 1998 resulting from the exercise of stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "Company Securities").
There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

               Section 4.6. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which the Company owns, directly or indirectly, stock, securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended December 28, 1997 (the "Company 10-K").

               (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such stock or other securities or ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary and (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

               Section 4.7. SEC Filings. (a) The Company has delivered to Buyer (i) the Company's annual reports on Form 10-K for its fiscal years ended December 28, 1997, December 29, 1996, and December 31, 1995, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 1998 (the "Company 10-Q"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 28, 1997 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 28, 1997.

               (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               Section 4.8. Financial Statements. (a) The audited condensed consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company included in its annual reports on Form 10-K referred to in Section 4.7 and the Company 10-Q fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1997 set forth in the Company 10-K and "Balance Sheet Date" means December 31, 1997.

               (b) The unaudited, consolidated interim financial statements of the Company at and as of June 30, 1998 set forth in Schedule 4.08(b) hereto (the "Interim Financial Statements") fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of such date and their consolidated results of operations and cash flows for the six-month period then ended (subject to normal year-end adjustments).

               (c) Schedule 4.08(c) hereto contains a complete and accurate description of the cash, cash equivalents and securities available for sale of the Company as of July 31, 1998.

               Section 4.9. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

               (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement, at the time of any distribution thereof and at the time of consummation of the Offer, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Subsection 4.9(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

               (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               Section 4.10. Absence of Certain Changes. Except as disclosed in the Company 10-K or in the Company 10-Q, or in writing to Buyer prior to the date hereof, or, in the case of Subsections 4.10(d) and (f), in the Interim Financial Statements, since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

               (a) any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

               (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

               (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, or any foreign currency, hedging, financial derivative or similar transactions, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

               (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

               (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices or any amendment of the terms of any loan to executive officers or directors;

               (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

               (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets, including any license, disposition, assignment, transfer or encumbrance of Intellectual Property (as defined below)) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

               (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles or in Regulation S-X promulgated under the Exchange Act;

               (j) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and the Subsidiaries;

               (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than any such increases payable to employees other than directors or officers in the ordinary course of business consistent with past practice;

               (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

               (m) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

               Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than:

               (a) liabilities or obligations disclosed or provided for in the Balance Sheet or the Interim Financial Statements;

               (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate could not reasonably be expected to have a Material Adverse Effect;

               (c) liabilities or obligations arising from the action involving the Company, certain affiliates of Buyer and Perkin-Elmer Corporation and disclosed in Note 7 to the interim financial statements included in the Company 10-Q; and

               (d)  liabilities or obligations under this Agreement.

               Section 4.12. Litigation. Except as set forth in the Company 10-K, there is no action, suit, investigation or proceeding pending, or to the knowledge of the Company threatened, or any circumstances which are likely to give rise to any such proceedings, against or affecting the Company or any Subsidiary or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of the Company (or any basis therefor) before any court or arbitrator or before or by any governmental body, agency or official (x) as of the date hereof, or (y) which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               Section 4.13. Taxes. The Company has filed all material tax returns, statements, reports and forms required to be filed with any tax authority when due and in accordance with all applicable laws, and all taxes shown as due and payable thereon have been timely paid, or withheld and remitted, to the appropriate taxing authority. No deficiency in payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof except for deficiencies which would not have a Material Adverse Effect. The Company and Subsidiaries do not own any interest in real property in the State of New York or in any other jurisdiction in which a tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

               Section 4.14. ERISA. (a) Schedule 4.14(a) contains a correct and complete list identifying each "employee benefit plan", as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above.

               (b) No Employee Plan (i) constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA; (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code; or (iii) is subject to Title IV of ERISA. The Company knows of no "reportable event", within the meaning of
Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan. Neither the Company nor any of its affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, or any officer or director of the Company or any Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

               (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

               (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

               (e) The Company does not provide post-employment health or medical benefits for former employees of the Company and its affiliates except as required to avoid imposition of tax under Section 4980B of the Code. No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of a collective bargaining agreement.

               (f) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

               (g) Neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $150,000 or more with any officer, consultant, director or employee.

               (h) The list delivered to Buyer prior to the date hereof entitled "Option Activity for Current Option Holders Only" accurately sets forth, as of July 5, 1998, the number of options to purchase Shares ("Company Options") outstanding, the number of vested Company Options outstanding and the exercise price of such Company Options. The number of vested Company Options outstanding which have an exercise price equal to or greater than $20.50 is 51,750.

               Section 4.15. Compliance with Laws. Neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for any such violation that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

               Section 4.16. Finders' Fees. Except for Vector Securities International, Inc., a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

               Section 4.17.  Patents and Other Proprietary Rights.

               (a) The Company and its subsidiaries have not granted or promised to grant any exclusive licenses or any material non-exclusive licenses or covenants not to sue thereunder to any third party in respect of any Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted or as proposed to be conducted as reflected in the Company's existing business plans (other than (A) to Buyer or its subsidiaries, (B) trademark or service mark licenses entered into in the ordinary course of business under distribution and supply agreements and (C) technology transfer and technology access agreements substantially on the terms of the Company's standard form agreements). The patents owned by the Company and its subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and its subsidiaries will be valid and enforceable for the duration of its term other than any such lack of validity or enforceability which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                (b) (1) the Company and each of its subsidiaries owns, or is licensed to use or otherwise possesses the legal right to use (in each case, free and clear of any Liens (other than Liens arising out of payment obligations in respect of such Intellectual Property) in respect of the Company's or any of its subsidiaries' interests therein) all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

                    (2) the use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person;

                    (3) no product (or component thereof or process) used, sold or manufactured by the Company or any of its subsidiaries infringes or otherwise violates the Intellectual Property of any other person; and

                    (4) no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company and its subsidiaries, except as would not have a Material Adverse Effect.

               For purposes of this Agreement "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; manufacturing know-how; patents, applications for patents (including, without limitation, division, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; or any similar intellectual property or proprietary rights.

               (c) Except as disclosed in writing to Buyer prior to the date hereof, none of the processes, techniques and formulae, research and development results and other know-how relating to the business of the Company and its subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any affiliate thereof to any person or entity other than those persons or entities who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law, other than any such disclosure which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

               Section 4.18. Environmental Matters. (a) Except as set forth in the Company 10-K:

                         (i) no notice, notification, demand, request for
               information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company, is pending or threatened by any Person against, the Company or any Subsidiary nor has any material penalty been assessed against the Company or any Subsidiary with respect to any
               (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance;

                        (ii) no Hazardous Substance has been discharged,
               emitted, released or is present at any property now or previously owned, leased or operated by the Company or any Subsidiary, which circumstances, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

                       (iii) there are no Environmental Liabilities that
               have had or could reasonably be expected to have a Material Adverse Effect.

               (b) Except as disclosed in writing to Buyer prior to the date hereof, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to Buyer prior to the date hereof.

               (c) For purposes of this Section 4.18, the following terms shall have the meanings set forth below:

               "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary;

               "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof;

               "Environmental Liabilities" means any and all liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

               "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

               Section 4.19. Approvals; Antitakeover Provisions. Section 203 of the Delaware Law does not in any way restrict the acquisition of Shares pursuant to the Offer, the consummation of the Merger or the other transactions contemplated hereby. The adoption of this Agreement by the affirmative vote of the holders of Shares entitling such holders to exercise at least a majority of the voting power of the Shares is the only vote of holders of any class or series of the capital stock of the Company that may be required to adopt this Agreement, or to approve the Merger or any of the other transactions contemplated hereby and no higher or additional vote is required pursuant to of the Company's Certificate of Incorporation or otherwise.

               Section 4.20. Rights Plan. The Rights Agreement has been amended to render the Rights Agreement inapplicable to the Offer, the Merger, the Company Stock Option, this Agreement, the Stockholder Agreement dated as of the date hereof among Buyer, Merger Subsidiary and certain stockholders of the Company (the "Stockholder Agreement") or any transaction contemplated hereby or thereby between the Company, Buyer, Merger Subsidiary or such stockholders.


                                   ARTICLE 5
                    Representations and Warranties of Buyer

               Buyer represents and warrants to the Company that:

               Section 5.1. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business in all material respects as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

               Section 5.2. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary.

               Section 5.3. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(a) the filing of the Certificate of Merger in accordance with Delaware Law,
(b) compliance with any applicable requirements of the HSR Act or of antitrust laws and regulations in the Federal Republic of Germany; and (c) compliance with any applicable requirements of the Exchange Act.

               Section 5.4. Non-contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Memorandum and Articles of Association of Buyer or the Certificate of Incorporation or bylaws of Merger Subsidiary, (b) assuming compliance with the matters referred to in
Section 5.3, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary other than (i) the Standstill Agreement, dated as of April 6, 1994, between the Company, Nycomed Amersham plc (as successor to Amersham International plc, "Nycomed") and Amersham Holdings, Inc. (the "Standstill Agreement") and (ii) any such termination, cancellation, acceleration or loss which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer or Merger Subsidiary.

               Section 5.5. Disclosure Documents. (a) The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement (if applicable), and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof, and at the time of consummation of the Offer.

               (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

               Section 5.6. Finders' Fees. Except for Morgan Stanley & Co. Incorporated, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

               Section 5.7. Available Funds. Buyer and Merger Subsidiary have or will have the funds necessary to consummate the Offer and the Merger.


                                   ARTICLE 6
                           Covenants of the Company

               Section 6.1. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time the Company will not, and will cause its Subsidiaries not to:

               (a) adopt or propose any change in its certificate of incorporation or bylaws;

               (b)  except pursuant to existing agreements or arrangements

                        (i) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities;

                       (ii) make any investment in an amount in excess of $250,000 in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer (other than investments in marketable securities made in compliance with the Company's cash management policy), or purchase for an amount in excess of $250,000 in the aggregate, any property or assets of any other individual or entity;

                      (iii) waive, release, grant or transfer any rights of material value;

                       (iv) license, dispose of, assign, transfer or encumber any Intellectual Property other than technology transfer and technology access agreements substantially on the terms of the Company's standard form agreements;

                        (v) modify or change in any material respect any existing material license, lease, contract, or other document;

                       (vi) enter into any supply or distribution agreement providing for a term in excess of twelve months;

                      (vii) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt in excess of $2,000,000 in the aggregate;

                     (viii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person which are in excess of $250,000 in the aggregate;

                       (ix) make any loans to any other person which are in excess of $250,000 in the aggregate or

                        (x) authorize any new capital expenditures which, individually or in the aggregate, are in excess of $500,000;

               (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a wholly owned Subsidiary of the Company to the Company or to a subsidiary all of the capital stock which is owned directly or indirectly by the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

               (d) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

               (e) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

               (f) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

               (g) make any tax election or settle or compromise any material income tax liability;

               (h) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or

               (i)  agree or commit to do any of the foregoing; or

               (j) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

               Section 6.2. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement, unless a vote shall not be required under Delaware Law. The Directors of the Company shall, except as may be required, in response to an unsolicited bona fide written Acquisition Proposal (as defined in Section 6.4), in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Company Counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

               Section 6.3. Access to Information. (a) From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access during normal business hours on reasonable notice to the offices, properties, books and records of the Company and the Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section 6.3, shall affect any representation or warranty given by the Company to Buyer hereunder.

               (b) The Company shall not be required to permit any inspection or to disclose any information which, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party for such inspection or disclosure. All information exchanged pursuant to this Section 6.3 shall be subject to existing confidentiality agreements between the Company and Buyer. All requests for information pursuant to this Section 6.3 shall be directed to an executive officer of the Company or such person as may be designated by any such executive officer. Upon termination of the Agreement, Buyer will collect and deliver to the Company all documents obtained by it or its representatives then in its possession and any copies thereof.

               Section 6.4. Other Offers. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to

                   (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined below) (other than Buyer) which constitutes or would reasonably be expected to lead to

                         (A) any acquisition or purchase of 20% or more of
               the consolidated assets of the Company and its Subsidiaries or of over 20% of any class of equity securities of the Company or any of its Subsidiaries,

                         (B) any tender offer (including a self tender
               offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries,

                         (C) any merger, consolidation, business
               combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or

                         (D) any other transaction the consummation of
               which would or could reasonably be expected to interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Buyer of the transactions contemplated hereby

     (collectively, "Acquisition Proposals"), or agree to or endorse any Acquisition Proposal,

                  (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party (other than Buyer) to do or seek any of the foregoing, or

                 (iii) except for the waiver referred to in Section 6.7, grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries;

provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from

                    (x) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect (with respect to duration and standstill provisions) than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes only to Buyer) concerning the Company and its businesses, properties or assets to a Third Party who has made or is seeking to initiate discussions with respect to a bona fide Acquisition Proposal,

                    (y) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, and/or

                    (z) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, but in each case referred to in the foregoing clauses (x) through (z), only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from Company Counsel that such action by the Board of Directors is required in order to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law.

               (b) The Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (x) through (z) of subsection (a) above until after reasonable notice to Buyer with respect to such action and that such Board of Directors shall continue to advise Buyer after taking such action and, in addition, if the Board of Directors of the Company receives an Acquisition Proposal, then the Company shall promptly inform Buyer of the terms and conditions of such proposal and the identity of the person making it.

               (c) The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

               (d) As used in this Agreement, the term "Third Party" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Buyer or any of its affiliates.

               Section 6.5. Notices of Certain Events. The Company shall promptly notify Buyer of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

               (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

               Section 6.6. Redemption of Rights Plan. The Company shall take all necessary action to render the Rights Agreement inapplicable to the Offer, the Merger, the Company Stock Option, this Agreement, the Stockholder Agreement and any other transaction contemplated hereby and thereby.

               Section 6.7. Waiver of Standstill Agreement. The Company waives all of its rights and privileges under the Standstill Agreement with respect to the Merger, the Offer, the Company Stock Option, the other transactions contemplated hereby, the Stockholder Agreement and the transactions contemplated thereby.


                                   ARTICLE 7
                              Covenants of Buyer

               Section 7.1. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

               Section 7.2. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

               Section 7.3. Director and Officer Liability. (a) From and after the Effective Time, Buyer agrees that it will indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries, determined as of the Effective time (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its Certificate of Incorporation or Bylaws in effect on the date hereof to indemnify such person, and Buyer shall also advance expenses as incurred to the fullest extent permitted under the Company's By-Laws. For six years after the Effective Time, Buyer will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, Buyer shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 125% of the amount per annum the Company paid as of the date hereof, which amount has been disclosed to Buyer (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Buyer shall cause the Surviving Corporation to maintain the most advantageous policies of directors' and officers' liability insurance for an annual premium equal to the Maximum Premium.

               (b) This Section 7.3 is intended to be for the benefit of the Indemnified Parties.

               Section 7.4. Employee Benefits. (a) During the period commencing on the Effective Time and ending on the first anniversary thereof, Buyer shall provide employees of the Company and its Subsidiaries with salary and benefits reasonably comparable, in the aggregate, to the salary and benefits provided such employees immediately prior to the Effective Time (disregarding for this purpose any stock options of other equity-based compensation provided such employees prior to the Effective Time). For purposes of any employee benefit plan or arrangement maintained by Buyer, Buyer shall recognize service with Seller as service for all purposes except benefit accrual under any defined benefit pension plan maintained by Buyer.

               (b) Buyer shall cause the Surviving Corporation to adopt, as of the Effective Time, retention plans for the employees of the Company which shall include the terms set forth in Exhibit A hereto.


                                   ARTICLE 8
                      Covenants of Buyer and the Company

               Section 8.1. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

               Section 8.2. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

               Section 8.3. Public Announcements. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement and the transactions contemplated hereby. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby. Except as may be required by applicable law or any listing agreement with any national securities exchange or automated quotation system, the Company will not issue any such press release or make any such public statement prior to receiving Buyer's approval.

               Section 8.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

               Section 8.5.  Company Stock Option.

               (a) Grant of Company Stock Option. Subject to Section 11.4(d), the Company hereby grants to the Buyer an irrevocable option (the "Company Stock Option") to purchase for $20.50 per share in cash up to 1,750,000 Shares.

               (b) Exercise of Stock Option. The Buyer may exercise the Company Stock Option, in whole or in part, at any time or from time to time, from the date on which an Acquisition Proposal shall have been made or occur, as applicable, until the day (the "Option Termination Date") which is the earlier of (i) the Effective Time or (ii) nine months after the termination of this Agreement.

               (c) Conditions to Purchase. The Buyer may purchase Shares pursuant to the Company Stock Option only if all of the following conditions are satisfied: (i) the Buyer is not at the time of purchase in material breach of its obligations under this Agreement, (ii) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the Shares issued by any federal or state court of competent jurisdiction in the United States is in effect at such time and (iii) any applicable waiting period under the HSR Act shall have expired or been terminated at or prior to such time.

               (d) Exercise of Stock Option. If the Buyer wishes to exercise the Company Stock Option, it shall do so by giving the Company notice to such effect, specifying the number of Shares to be purchased and a place and date not earlier than one business day nor later than ten business days from the date such notice is given for the closing of the purchase. If any such closing cannot be consummated on the date specified by the Buyer in its notice of election to exercise the Company Stock Option because any condition to the purchase of Shares has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the date for such closing shall be on such date within five days following the satisfaction of all such conditions and the cessation of all such restrictions as the Buyer may specify.

               (e) Payment and Delivery of Shares. At any closing in connection with the Company Stock Option, (i) the Buyer shall make payment to the Company of the aggregate purchase price for the Shares to be purchased by delivery to the Company of a certified, cashier's or bank check payable to the order of the Company or, if mutually agreed, by wire transfer of funds to an account designated by the Company and (ii) the Company shall deliver to the Buyer a certificate or certificates representing the Shares and the associated Rights so purchased, registered in the name of the Buyer or its designee.

               (f) Certain Adjustments. In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of Shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing the Buyer's rights hereunder, the number and kind of Shares subject to the Company Stock Option and the purchase price per Share (but not the total purchase price) shall be appropriately and equitably adjusted so that the Buyer shall receive upon exercise of the Company Stock Option the number and class of Shares or other securities or property that the Buyer would have received in respect of the Shares purchasable upon exercise of the Company Stock Option if the Company Stock Option had been exercised immediately prior to such event.

               (g) Acquisition Proposals. At any time or from time to time after the making of any Acquisition Proposal, in connection with the anticipated consummation of an Acquisition Proposal the Buyer may, at its election, upon two days' notice to the Company, surrender all or a part of the Company Stock Option to the Company, in which event the Company shall pay to the Buyer, on the day of each such surrender and in consideration thereof, against tender by the Buyer of an instrument evidencing such surrender, an amount in cash per Share the rights to which are surrendered equal to the excess of (i) the price per Share to be paid in such Acquisition Proposal over
(ii) the price per Share offered in connection with the Offer. Such surrender and payment shall be subject to, and occur substantially concurrently with, the consummation of the Acquisition Proposal. If all or a portion of the price per Share to be paid in such Acquisition Proposal consists of non-cash consideration, then price per Share referred to in clause (i) above shall be the cash consideration per Share, if any, plus the fair market value of the non-cash consideration per Share as set forth in such Acquisition Proposal or, if not so set forth, as determined by the Buyer's investment bankers. Upon exercise of its right to surrender the Company Stock Option or any portion thereof and the receipt by the Buyer of cash pursuant to this Section, any and all rights of the Buyer to purchase Shares with respect to the portion of the Company Stock Option surrendered pursuant to this Section shall be terminated.

               (h) Listing and Reservation of Shares; Notification of Record Dates. (i) Promptly after the date hereof, and from time to time thereafter if necessary, the Company will apply to list all of the Shares subject to the Company Stock Option on the Nasdaq National Market System and will use its best efforts to obtain approval of such listing as soon as practicable.

                    (ii) The Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Shares upon the exercise of the Company Stock Option terminates, will have reserved for issuance, upon any exercise of the Company Stock Option, the number of Shares subject to the Company Stock Option (less the number of Shares previously issued upon any partial exercise of the Company Stock Option or as to which the Company Stock Option may no longer be exercised).

                   (iii) The Company shall give the Buyer at least ten days' prior written notice before setting the record date for determining the holders of record of Shares entitled to notice of, or to vote on, any matter, to receive any dividend or distribution or to participate in any rights offering or other matter, or to receive any other benefit or right, with respect to Shares.

                     (i) Registration of the Shares. (i) If the Buyer requests the Company in writing to register under the Securities Act of 1933, as amended (the "Securities Act"), any of the Shares owned by the Buyer, the Company will use its best efforts to cause the offering of the Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by the Buyer of the Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of the Buyer's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Shares by the Buyer in the manner specified by the Buyer in its request. The Company shall not be obligated to make effective more than three registration statements pursuant to the foregoing sentence. Upon written notice to Buyer, the Company may postpone effecting a registration pursuant to this Section 8.5 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if (1) an investment banking firm of recognized national standing shall advise the Company and Buyer in writing that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced or (2) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company believes, in its reasonable judgment, would not be in the best interests of the Company.

                    (ii) The Company shall notify the Buyer in writing not less than ten days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8) with respect to any Shares of the Company's intention so to file. If the Buyer wishes to have any portion of its Shares included in such registration statement, it shall advise the Company in writing to that effect within two business days following receipt of such notice, and the Company will thereupon include the number of Shares indicated by the Buyer under such Registration Statement. If such registration involves an underwritten public offering and the managing underwriter shall advise the Company and the Buyer that in its view the number of Shares requested to be included in such registration (including any securities which the Company proposes to be included) exceeds the largest number of shares which can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the "Maximum Offering Size"), the Company will include in such registration, up to the Maximum Offering Size: first, all securities proposed to be registered by the Company, and second, Shares requested to be registered by Buyer.

                   (iii) The Company shall pay all fees and expenses in connection with any registration pursuant to this Section other than underwriting discounts and commissions to brokers or dealers and shall indemnify the Buyer, its officers, directors, agents, other controlling persons and any underwriters retained by the Buyer in connection with such sale of such Shares in the customary way, and agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which the Buyer, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by the Buyer or its underwriters to the Company. The Buyer and its underwriters, respectively, shall indemnify the Company to the same extent with respect to information furnished in writing to the Company by the Buyer and such underwriters.


                                   ARTICLE 9
                           Conditions to the Merger

               Section 9.1. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

               (a) if required by Delaware Law, this Agreement shall have been adopted by the stockholders of the Company in accordance with such law;

               (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

               (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

               (d)  Buyer shall have purchased Shares pursuant to the Offer.


                                  ARTICLE 10
                                  Termination

               Section 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

               (a)  by mutual written consent of the Company and Buyer;

               (b)  by either the Company or Buyer,

                   (i) if Merger Subsidiary shall not have accepted for payment any Shares pursuant to the Offer prior to October 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this subparagraph (i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any Offer condition set forth in Annex I hereto;

                  (ii) if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

               (c)  by Buyer,

                   (i) if the Board of Directors of the Company shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, (y) modify such approval or recommendation in a manner adverse to Buyer or Merger Subsidiary, or
     (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal;

                  (ii) in the event of a material breach or failure to perform in a material respect by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be cured, or has not been cured within 30 days after the Company receives written notice from Buyer of such breach or failure to perform;

               (d)  by the Company,

                   (i) if, in order to permit the Company to consummate an Acquisition Proposal which the Board of Directors of the Company has determined to be on terms more favorable to the Company's stockholders from a financial point of view, the Board of Directors of the Company shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, (y) modify such approval or recommendation in a manner adverse to Buyer or Merger Subsidiary, or
     (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal; or

                  (ii) if Merger Subsidiary shall have failed to perform its obligations set forth in Section 1.01(a) (unless such failure shall result from a breach by the Company of its obligations under this Agreement) and such breach cannot be cured, or has not been cured within 30 days after Buyer or Merger Subsidiary receive notice from the Company of such breach.

               (e) The party desiring to terminate this Agreement pursuant to clauses (b), (c) or (d) shall give written notice of such termination to the other party in accordance with Section 11.1.

               Section 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for wilful breach of this Agreement. The agreements contained in Sections 8.5, 10.2, 11.4 and 11.6 shall survive the termination hereof.


                                  ARTICLE 11
                                 Miscellaneous

               Section 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

        if to Buyer or Merger
               Subsidiary to:    Amersham Pharmacia Biotech, Inc.
                                 800 Centennial Avenue
                                 P.O. Box 1327
                                 Piscataway, NJ 08855-1327
                                 Facsimile: 732-457-8131
                                 Att: William J. Sulinski

               with copies to:   Nycomed Amersham plc
                                 Amersham Place, Little Chalfont
                                 Buckinghamshire, England
                                 Facsimile: 011-44-1494-542-266
                                 Att: Robert Allnutt

                                 Davis Polk & Wardwell
                                 450 Lexington Avenue
                                 New York, NY 10017
                                 Facsimile: 212-450-4800
                                 Att: John W. Buttrick

         if to the Company, to:  Molecular Dynamics, Inc.
                                 928 East Arques Avenue
                                 Sunnyvale, CA 94086
                                 Facsimile: 408-773-8343
                                 Att: Jay Flatley

               with a copy to:   Venture Law Group
                                 2800 Sand Hill Road
                                 Menlo Park, CA 94025
                                 Facsimile: 650-233-8386
                                 Att:  Steven Tonsfeldt
                                       Jeffrey Suto

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

               Section 11.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Section 6.4, 7.1, 7.3, 7.4, 8.5, 10.2, 11.4 and 11.6.

               Section 11.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 11.4. Fees and Expenses. (a) Except as provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

               (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Buyer, within two business days following such Payment Event, a fee of $7,000,000 (the "Termination Fee").

               "Payment Event" means

               (i) the termination of this Agreement by the Buyer pursuant to
         Section 10.1(c)(i) or by the Company pursuant to Section 10.1(d)(i);

               (ii) this Agreement shall have been terminated in accordance with 10.1(b)(i) and (x) the Company shall have failed to observe or perform in any material respect any of its obligations under Section
         6.4 of this Agreement or (y) an Acquisition Proposal is received prior to the termination of this Agreement and not publicly rejected by the Company's Board of Directors; or

               (iii) the consummation of any Acquisition Proposal within nine months of the termination of this Agreement pursuant to Section 10.1(b)(i) provided that any Acquisition Proposal shall have been made prior to the termination of this Agreement.

               (c) If a Payment Event occurs, the Company shall reimburse Buyer and its affiliates not later than two business days after submission of reasonable documentation thereof for 100% of their documented out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel) up to $2,000,000 (plus any applicable VAT), in each case, actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

               (d) Notwithstanding any provision of this Agreement to the contrary, the "Total Profit" (as hereinafter defined) that Buyer shall be permitted to realize in respect of the Termination Fee and the Company Stock Option shall not exceed $10,000,000. In the event Buyer's Total Profit would exceed such amount, Buyer shall, at its sole election, (a) reduce the number of Shares subject to the Company Stock Option, (b) deliver Shares received upon an exercise of the Company Stock Option to the Company for cancellation, (c) pay an amount of cash to the Company or (d) do any combination of the foregoing so that Buyer's actual realized Total Profit shall not exceed $10,000,000. "Total Profit" shall mean the aggregate (before taxes) of (i) any amount received pursuant to the Company's repurchase of the Company Stock Option (or any portion thereof),
(ii) any amount received pursuant to the Company's repurchase of the Shares (less the purchase price for such Shares), (iii) any net cash received pursuant to the sale of Shares received by Buyer in any exercise of the Company Stock Option to any third party (less the purchase price of such Shares), (iv) any amounts received on transfer of the Company Stock Option or any portion thereof to a third party, (v) any equivalent amounts received with respect to the Option adjusted pursuant to Section 8.5(f) and
(vi) the Termination Fee.

               (e) The Company acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section, the Company shall also pay to Buyer its costs and expenses incurred in connection with such litigation.

               Section 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors and assigns (except as expressly provided herein), provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares pursuant to the Offer or the Company Stock Option, but any such transfer or assignment will not relieve Buyer of its obligations hereunder or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

               Section 11.6.  Governing Law.  This Agreement shall be
construed in accordance with and governed by the laws of the State of Delaware.

               Section 11.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               Section 11.8. Entire Agreement. This Agreement constitutes the entire agreement among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof.

               Section 11.9. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by the applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

               Section 11.10. Definitions. Each of the following terms is defined in the Section set forth opposite such term:


          Term                                         Section
_____________________________                       _____________

Acquisition Proposals                                6.4(a)(i)(D)
Balance Sheet                                        4.8(a)
Balance Sheet Date                                   4.8(a)
Buyer                                                Recitals
Certificate of Merger                                2.1(b)
Common Stock                                         1.1(a)
Company                                              Recitals
Company Counsel                                      1.2(a)(iii)
Company Disclosure Documents                         4.9(a)
Company Options                                      4.14(h)
Company Proxy Statement                              4.9(a)
Company Securities                                   4.5
Company Stockholder Meeting                          6.2
Company Stock Option                                 8.5(a)
Company Stock Purchase Plan                          2.5(a)(i)
Company 10-K                                         4.6(a)
Company 10-Q                                         4.7(a)
Continuing Directors                                 1.3(a)
Costs                                                7.3(a)
Delaware Law                                         1.2(a)(ii)
Effective Time                                       2.1(b)
Employee Plans                                       4.14(a)
ERISA                                                4.14(a)
Exchange Act                                         4.3
Exchange Agent                                       2.3(a)
HSR Act                                              4.3
Indemnified Parties                                  7.3(a)
Intellectual Property                                4.17(b)
Interim Financial Statements                         4.8(b)
Lien                                                 4.4
Material Adverse Effect                              4.1
Maximum Offering Size                                8.5(i)
Maximum Premium                                      7.3(a)
Merger                                               2.1(a)
Merger Subsidiary                                    Recitals
Merger Consideration                                 2.2(c)
Minimum Condition                                    1.1(a)
Nycomed                                              5.4
Offer                                                1.1(a)
Offer Documents                                      1.1(b)
Option Termination Date                              8.5(b)
Payment Event                                       11.4(b)
Person                                               2.3(c)
Pension Plans                                        4.14(a)
Replacement Award                                    2.5(a)(ii)
Rights                                               1.1(a)
Rights Agreement                                     1.1(a)
Schedule 14D-9                                       1.2(b)
SEC                                                  1.1(a)
Securities Act                                       8.5(i)
Shares                                               1.1(a)
Standstill Agreement                                 5.4
Stockholder Option Agreement                         4.20
Subsidiary                                           4.6(a)
Subsidiary Securities                                4.6(b)
Surviving Corporation                                2.1(a)
Termination Fee                                     11.4(b)
Third Party                                          6.4(d)
Unvested Option                                      2.5(a)(ii)
Vesting Date                                         2.5(a)(ii)


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            MOLECULAR DYNAMICS, INC.




                                            By: /s/      Jay Flatley
                                                ------------------------------
                                                Name:  Jay Flately
                                                Title: President and Chief
                                                       Executive Officer



                                            AMERSHAM PHARMACIA BIOTECH INC.


                                            By: /s/ David J. M. Dally
                                                ------------------------------
                                                Name: David J. M. Dally
                                                Title: Vice President



                                            APB ACQUISITION CORP.


                                            By: /s/ David J. M. Dally
                                                ______________________________
                                                Name:  David J. M. Dally
                                                Title: President



                                                                       ANNEX I

               Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (i) the Minimum Condition (as defined in the Merger Agreement) has not been satisfied by October 31, 1998, (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, or (iii) at any time on or after ________, 1998 and prior to the acceptance for payment or payment of Shares, any of the following conditions exist:

               (a) there shall be instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain, prohibit or materially restrict Buyer's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or (based on claims arising out of or relating to the Offer, the Merger or the transactions contemplated by the Merger Agreement) of Buyer and its subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or (based on claims arising out of or relating to the Offer, the Merger or the transactions contemplated by the Merger Agreement) of Buyer and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Buyer or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Buyer or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise is reasonably likely to have a Material Adverse Effect.

               (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

               (c) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true when made or at any time prior to consummation of the Offer as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be untrue as of such date), except for such inaccuracies which, when taken together (in each case without regard to any qualifications as to materiality or Material Adverse Effect contained in the applicable representations and warranties) would not be likely to have a Material Adverse Effect; or

               (d) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal or the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer the Board's approval or recommendation of the Offer or the Merger; or

               (e) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Buyer in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Buyer and Merger Subsidiary and may, subject to the terms of the Agreement, be waived by Buyer and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Buyer or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.